EXHIBIT 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-232693, 333-253519, 333-262970, 333-277273 and 333-284876) of Genmab A/S of our report dated February 14, 2024, except for the revisions in Notes 1.4 and 4.5, as to which the date is February 12, 2025, and the changes in presentation currency and reclassifications in Notes 1.1, 1.4, 4.2 and 4.5, as to which the date is November 6, 2025, relating to the consolidated financial statements, which appears in this Form 20-F.
/s/ PricewaterhouseCoopers
Statsautoriseret Revisionspartnerselskab
Hellerup, Denmark
February 17, 2026